Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Synthesis Energy Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-187760) and Form S-8 (Nos. 333-147490 , 333-148544, and 333-185617) of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) of our report dated September 12, 2008, with respect to the consolidated statements of operations, equity, and cash flows of Synthesis Energy Systems, Inc. and subsidiaries for the period from November 4, 2003 (inception) to June 30, 2008, which report appears in the June 30, 2013 annual report on Form 10-K of Synthesis Energy Systems, Inc.

/s/ KPMG LLP

Houston, Texas
September 24, 2013